Exhibit 10.31

TIME SHARING AGREEMENT

This Time Sharing Agreement (this “Agreement”) is made and entered into as of July 1, 2009 between NAVIGATOR INVESTMENTS, L.L.C., a Delaware corporation (“Owner”) and GLOBAL HYATT CORPORATION, a Delaware corporation (“Lessee”).

W I T N E S S E T H:

WHEREAS, Owner is the registered owner of that certain Gulfstream Aerospace Gulfstream 200 aircraft bearing the United States Registration Number N957P (the “Aircraft”);

WHEREAS, Owner contracts to provide a fully qualified flight crew to operate the Aircraft (the “Flight Crew”);

WHEREAS, Owner and Lessee desire to lease the Aircraft on a non-exclusive time-sharing basis as defined in Section 91.501(c)(1) of the Federal Aviation Regulations (“FAR”);

WHEREAS, this Agreement sets forth the understanding of the parties as to the terms under which Owner will provide each Lessee with the use, on a periodic basis, of the Aircraft operated by the Owner; and

WHEREAS, the use of the Aircraft will at all times be pursuant to, and in full compliance with, the requirements of FAR Part 91, particularly Sections 91.501(b)(6), 91.501(c)(1), and 91.501(d).

NOW THEREFORE, Owner and Lessees, declaring their intention to enter into and be bound by this Agreement, and for the good and valuable consideration set forth below, hereby covenant and agree as follows:

1. Term; Lease. This Agreement shall become effective as of the date hereof (the “Effective Date”) and shall continue in effect until December 31, 2012 provided either Party may terminate this Agreement for any reason upon at least 45 days prior written notice to the other Party. In addition, this Agreement shall automatically terminate upon sale of the Aircraft by Owner. From and after the Effective Date until the termination of this Agreement, Owner hereby agrees to lease the Aircraft to Lessee pursuant to the provisions of FAR Sections 91.501(b)(6), 91.501(c)(1), and 91.501(d) from time to time on a non-exclusive basis and on an “as needed and as available basis” and to provide the services of the Flight Crew for all operations pursuant to this Agreement.

2. Scheduling. Lessee shall provide Owner, or a person designated by Owner, with requests for flights and proposed flight schedules as far in advance of any given flight as possible, and in any case, at least (a) 24 hours in advance of the Lessee’s planned departure, with respect to flights within the continental United States, and (b) three (3) days in advance of the Lessee’s planned departure, with respect to all other flights, provided that Owner may waiver the required notice provisions in its sole discretion. Requests for flights shall be in a written form that shall be provided by the Lessee by Owner, or a person designated by Owner, and shall include:

(a)	proposed departure point;

(b)	destination;

(c)	date and time of flight;

(d)	the number of anticipated passengers;

(e)	the names of the anticipated passengers;

(f)	the nature and extent of luggage and/or cargo to be carried; and

(g)	the date and time of a return flight, if any.

In addition, the Lessee shall provide any other information concerning the proposed flight that may be pertinent or required by Owner or the Flight Crew. Owner shall have final authority over the scheduling of the Aircraft; provided, however, that Owner shall use its best efforts to accommodate Lessee’s needs and to avoid conflicts in scheduling. The pilot in command shall have final and complete authority to cancel any flight for any reason or condition that, in his or her judgment, would compromise the safety of the flight.

3. Flight Fee. For each flight provided for Lessee under this Agreement, Lessee shall pay Owner an amount (the “Flight Fee”) equal to the “Direct Cost Rate” published annually by Conklin & de Decker (or any comparable publication if Conklin & de Decker is no longer available or no longer appropriate to use for this purpose) for operating a Gulfstream Aerospace Gulfstream 200 aircraft for the applicable Flight Time, but in no event shall the amount paid exceed the actual expenses incurred for the flight, determined as authorized by FAR Part 91.501(d)(1)-(10) as the sum of the following costs and expenses:

(a)	fuel, oil, lubricants and other additives;

(b)	travel expenses of the Flight Crew, including food, lodging and ground transportation;

(c)	hangar and tie down costs away from the Aircraft’s base of operation;

(d)	insurance obtained for the specific flight;

(e)	landing fees, airport taxes and similar assessments;

(f)	customs, foreign permits, and similar fees directly related to the flight;

(g)	in-flight food and beverages;

(h)	passenger ground transportation;

(i)	flight planning and weather contract services; and

(j)	an additional charge equal to 100 percent of the fuel, oil, lubricants and other additives expense listed in item (a) above.

The Direct Cost Rate shall be determined as provided herein at the beginning of each calendar year based on the information available at that time, and shall apply to all flights provided for Lessee under this Agreement for that calendar year.

For purposes of this Agreement, the term “Flight Time” shall mean actual flight time (in hours and minutes) entered into the aircraft flight log for each flight segment, but shall not include taxi time or waiting time.

Owner will provide periodic invoices to each Lessee for the expenses enumerated in this Section 3. Each Lessee shall pay Owner for these expenses within thirty (30) days after receipt of the related invoice.

4. Expenses. Owner shall pay for and provide the Flight Crew for each flight undertaken under this Agreement. Owner shall pay all expenses related to operation and maintenance of the Aircraft.

5. Maintenance. Owner shall be solely responsible at its sole cost and expense for securing maintenance, preventive maintenance and required or otherwise necessary inspections on the Aircraft and shall take such requirements into account in scheduling the Aircraft. No period of operations maintenance, preventive maintenance or inspection shall be delayed or postponed for the purpose of scheduling a flight under this Agreement unless such maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations and within the sound discretion of the pilot in command.

6. Flight Crew Authority. In accordance with the applicable FAR, the Flight Crew shall exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder. Lessee specifically agrees that the Flight Crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action which in the considered judgment of the pilot in command is necessitated by considerations of safety. No such action of the pilot in command shall create or support any liability for any loss, injury, damage or delay to the Lessee who requested such flight or any other person. The Lessee further agrees that Owner shall not be liable for any delay or failure to furnish the Aircraft and the Flight Crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, acts of God or other causes outside the reasonable control of Owner.

7. Operational Control. “Operational Control” means the exercise of authority over initiating, conducting or terminating a flight, subject to the pilot-in-command’s authority for all safety of flight matters. It includes the authority to determine when the Aircraft shall be operated, where it shall be operated and the passengers and/or cargo who or which shall be carried. IT IS HEREBY AGREED AND ACKNOWLEDGED BETWEEN OWNER AND LESSEE THAT DURING ALL PHASES OF FLIGHTS CONDUCTED UNDER THIS AGREEMENT, OWNER SHALL RETAIN AND HAVE (I) OPERATIONAL CONTROL OF

THE AIRCRAFT, AND (II) POSSESSION, COMMAND AND CONTROL OF THE AIRCRAFT. In addition, Owner further acknowledges operational control by exercising Owner’s authority over initiating, conducting and terminating each flight.

8. Insurance. The risk of loss during the period when the Aircraft is operated on behalf of Lessee under this Agreement shall remain with Owner, and Owner will retain all rights and benefits with respect to the proceeds payable under policies of hull insurance maintained by Owner that may be payable as a result of any incident or occurrence while the Aircraft is being operated on behalf of Lessee under this Agreement. Lessee and Lessee’s owners, partners, officers and directors shall be named as named or additional insureds on liability insurance policies maintained by Owner on the Aircraft with respect to flights conducted pursuant to this Agreement. Owner shall provide such additional insurance coverage with respect to a given flight as Lessee shall request or require.

9. Liability and Indemnity. All liability relating to maintenance and operation of the Aircraft, regardless of whether operated pursuant to this Agreement or otherwise, will be and shall remain with Owner. Owner assumes and shall bear the entire risk of loss, theft, confiscation, damage to, or destruction of the Aircraft. Owner shall release, indemnify, defend and hold harmless Lessee and its respective officers, directors, partners, employees, shareholders, and guests from and against any and all losses, liabilities, claims, judgments, damages, fines, penalties, deficiencies and expenses (including, without limitation, reasonable attorneys fees and expenses) incurred or suffered by Lessee on account of a claim or action made or instituted by a third person arising out of or resulting from operations of the Aircraft hereunder and/or any services provided by Owner to Lessee hereunder, except to the extent attributable to the gross negligence or willful misconduct of Lessee or Lessee’s guests on the Aircraft.

THIS SECTION 10 SHALL SURVIVE TERMINATION OF THIS AGREEMENT

10. No Warranty. NEITHER OWNER (NOR ITS AFFILIATES OR AGENTS) MAKES, HAS MADE, OR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE AIRCRAFT OR ANY ENGINE OR COMPONENT THEREOF INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, AIRWORTHINESS.

11. Lessees’ Representations. Lessee hereby represents and warrants to Owner that:

(a)	it shall use the Aircraft for and on account of its and its subsidiaries own business only and shall not use the Aircraft for the purposes of providing transportation of passengers or cargo in air commerce for compensation or hire;

(b)	it shall refrain from incurring any mechanics or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft whether permissible or impermissible under this Agreement, nor shall there be any attempt by any party hereto to convey, mortgage, assign, lease or any way alienate the aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien; and

(c)	during the term of this Agreement, it shall abide by and conform to all such laws, governmental and airport orders, and rules and regulations as shall be in effect from time to time that relate in any way to the operation and use of the Aircraft by a time sharing lessee.

12. Base of Operations. For purposes of this Agreement, the permanent base of operation of the Aircraft shall be in Chicago, Illinois.

13. Assignment. Neither this Agreement nor either Party’s interest herein shall be assignable to any other party whatsoever. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their heirs, representatives and successors.

14. Notices. All notices required or permitted hereunder shall be in writing and shall be delivered by personal service, by the United States mail (registered or certified mail), by prepaid overnight courier or by confirmed facsimile transmission, in any case addressed to the intended recipient as set forth below:

If to Owner:		If to Lessee:

NAVIGATOR INVESTMENTS, L.L.C.		GLOBAL HYATT CORPORATION
71 South Wacker Drive, Suite 900		71 South Wacker Drive, Suite 1200
Chicago, IL 60606		Chicago, IL 60606
Telephone:	312-803-8575	Telephone:	312-780-5659
Facsimile:	312-873-4496	Facsimile:	312-780-5291
Attention:	Gary Smith	Attention:	Harmit Singh

Any such communication shall be deemed received by the addressee thereof (i) when delivered by personal service, (ii) three business days after it is sent by registered or certified mail, return receipt requested, (iii) two business days after it is sent via a reputable overnight courier service, or (iv) upon receipt by the sender of confirmation of transmittal via facsimile. Either Party may change its address for receipt of notice of such change by sending a notice to the other Party in the manner prescribed above.

15. Governing Law. The Parties hereto acknowledge that this agreement shall be governed by and construed in all respects in accordance with the substantive laws of the State of Illinois (without regard to its choice of laws rules).

16. Entire Agreement; Amendment. This Agreement sets forth the entire agreement between the Parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may only be amended, modified or supplemented in whole or in part at any time by an agreement in writing between the Parties executed in the same manner as this Agreement.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

18. Supersedes Prior Agreements. This Agreement expressly supersedes any prior written or oral understandings or agreements between the Parties with respect to the Aircraft.

19. Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

20. No Waiver. The failure of a party to require performance of any provision of this Agreement shall in no way affect that party’s right thereafter to enforce such provision nor shall the waiver by a Party of any breach of any provision of this Agreement be taken or held to be a waiver of any further breach of the same provision or any other provision.

21. Truth In Leasing. This Agreement will be filed as required to comply with Section 91.23(c)(1) of the FAR.

Owner agrees to comply with the notification requirements of FAR Section 91.23 by mailing a copy of this Agreement for and on behalf of both Parties to: Flight Standards Technical Division, P.O. Box 25724, Oklahoma City, Oklahoma 73125, within twenty-four (24) hours of its execution and by notifying, or by a person designated by Owner notifying, by telephone or in person the FAA Flight Standards District Office nearest the airport from which the first flight under this Agreement shall originate at least forty-eight (48) hours prior to that first flight under this Agreement. A COPY OF THIS AGREEMENT SHALL BE CARRIED IN THE AIRCRAFT WHILE IT IS BEING OPERATED HEREUNDER.

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(a) OWNER HEREBY CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE 12 MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT IN ACCORDANCE WITH ALL APPLICABLE PROVISIONS OF FAR PART 91 AND ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET.

(b) OWNER, WHOSE ADDRESS APPEARS IN SECTION 14 HEREOF AND WHOSE AUTHORIZED SIGNATURE APPEARS BELOW, AGREES, CERTIFIES AND KNOWINGLY ACKNOWLEDGES THAT WHEN THE AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, OWNER SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE OPERATOR OF SUCH AIRCRAFT.

(c) THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE FEDERAL AVIATION ADMINISTRATION, FSDO #3, CHICAGO, IL 60185.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written. The persons signing below warrant their authority to sign.

Owner:

Navigator Investments, L.L.C., a Delaware corporation

By:	/s/ Gary Smith
Name:	Gary Smith
Its:	Vice President, Assistant Secretary and Treasurer

Lessee:

GLOBAL HYATT CORPORATION, a Delaware corporation

By:	/s/ Randa Saleh
Name:	Randa Saleh
Its:	Senior Vice President